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                                    EXHIBIT 5

September 28, 2000

Countrywide Credit Industries, Inc.
4500 Park Granada
Calabasas, California 91302

Ladies and Gentlemen:

I have acted as counsel to Countrywide Credit Industries, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the Countrywide Credit Industries, Inc. Amended and Restated Deferred Compensation Plan (the "Plan") and $18,000,000 in deferred compensation obligations pursuant thereto (the "Obligations"), which Obligations represent unsecured obligations of the Company and affiliated companies to pay deferred compensation in the future.

In connection with rendering this opinion I have examined originals, or copies identified to my satisfaction as being true copies of originals, of such documents as I have deemed appropriate. In such examination, I have assumed that all signatures on original documents were genuine and that all documents were duly executed and delivered, where due execution and delivery are requisite to the effectiveness thereof.

On the basis of the foregoing examination and assumptions, and in reliance thereon, and upon consideration of applicable law, I am of the opinion that the Obligations covered by the Registration Statement, have been duly authorized, and upon issuance of the Obligations in accordance with the Plan, such Obligations will be legally valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including, without limitation, statutory or other laws regarding fraudulent or preferential transfers, relating to, limiting or affecting the enforcement of creditor's rights generally, and (ii) the effect of general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Plan and upon the availability of injunctive relief or other equitable remedies and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors' rights generally.

I am admitted to practice in the State of California, and I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California and the federal laws of the United States of America, except that I am generally familiar with the laws of the State of Delaware presently in effect as they relate to corporate organization for purposes of the opinion set forth herein. This opinion is limited to such laws as they presently exist, to present judicial interpretation thereof and to the facts as they presently exist. I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative actions, judicial decisions or otherwise.

I hereby consent to the inclusion of this opinion as an exhibit in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sandor E. Samuels

Sandor E. Samuels
General Counsel